Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Varex Imaging Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other	800,000(2)	$22.16(3)	$17,728,000.00	0.0000927	$1,643.39
Total Offering Amounts					$17,728,000.00		$1,643.39
Total Fee Offsets							$0
Net Fee Due							$1,643.39
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 to which this exhibit relates shall also cover any additional shares of the common stock, $0.00001 par value (the “Common Stock”), of Varex Imaging Corporation (the “Registrant”) that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2) Represents shares of Common Stock subject to issuance in connection with the Registrant’s 2017 Employee Stock Purchase Plan (the “Plan”).

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act on the basis of 85% of $26.07, the average of the high and low sales price of a share of Common Stock as reported on the Nasdaq Global Select Market on February 7, 2022. Pursuant to the Plan, shares are sold at 85% of the lesser of the fair market value of such shares on the first trading day of the offering period and the last trading day of the purchase period.